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FOR IMMEDIATE RELEASE
Universal International, Inc.
5000 Winnetka Avenue North
New Hope, MN 55428
Contact: Mark Ravich, CEO
(612) 533-1169
Fax: (612) 533-1158



                 UNIVERSAL INTERNATIONAL ANNOUNCES AGREEMENT TO SELL
                        AN EQUITY INTEREST TO 99c ONLY STORES

    October 24, 1997, New Hope, Minnesota - Universal International, Inc. and 99c Only Stores announced today that they have agreed in principle, subject to due diligence, to the sale of 4.5 million newly issued shares of Universal's common stock to 99c Only Stores for $4 million in consideration. After issuance, this sale will represent approximately 48% of the oustanding shares of common stock of Universal.

    The purchase price will consist of $2 million in cash and $2 million in merchandise. Universal believes that this investment and relationship with 99c Only Stores will provide Universal with access to additional retail expertise and an extensive mix of consumable merchandise through the Bargain Wholesale operation of 99c Only Stores.

    Mark Ravich, Chief Executive Officer of Universal said, "We are very excited about having 99c Only Stores become a significant shareholder and their expertise. They are one of the premier deep-discount retailers in the country today. With our combined abilities to source product and their consumable product mix focus, we believe that our turnaround will be completed in the near future and that Universal will have the ability to grow and become a significant deep-discount retailer."

    David Gold, President of 99c Only Stores said, "Our purchase of Universal's stock will benefit both companies. Moreover, Universal's higher price points and geographic diversity offer additional volume and margin improvement opportunitits. Also, Universal's 40 years of experience in the discount industry along with its seasoned buying organization will further strengthen our relations with suppliers and our abiltiy to source close-out and reorderable merchandise."

    The closing is expected to occur within the next thirty days and is subject to completion of due diligence, board approval, negotiating ancillary agreements and other closing conditions.

    99c Only Stores, the nation's oldest existing one-price retailer, operates 51 deep-discount stores, all in Southern California and a wholesale division called Bargain Wholesale.

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    Universal International, Inc. sells quality "close-out" merchandise through its 49 Only Deals midwestern retail stores, 22 Odd's-N-End's upstate New York retail stores and is in the process of opening 8 Only Deals stores in Texas. Through its subsidiary, Universal Asset-Based Services, Inc., it also provides inventory valuation and liquidation services. Universal International, Inc.'s shares are traded on The NASDAQ Stock Market under the symbol UNIV.